As filed with the Securities and Exchange Commission on September 12, 2003.
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                   POST EFFECTIVE AMENDMENT NO. 1 TO FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                   Nexen INC.
             (Exact name of registrant as specified in its charter)

            CANADA                                      98-6000202
(State or other jurisdiction of               (IRS Employer Identification No.)
incorporation or organization)

                     --------------------------------------

                              801 - 7th Avenue S.W.
                        Calgary, Alberta, Canada T2P 3P7

                        (Address, including zip code, and
                           telephone number, including
                           area code, of registrant's
                               principal executive
                                    offices)


                     Amended and Restated Stock Option Plan
                            (Full title of the plan)

                           Nexen Petroleum U.S.A. Inc.
                                12790 Merit Drive
                                Suite 800, LB 94
                               Dallas, Texas 75251
                     (Name and address of agent for service)



                                 (972) 450-4600
          (Telephone number, including area code, of agent for service)

                             -----------------------


                                   COPIES TO:

                 John B. McWilliams                                       Edwin S. Maynard
Senior Vice President, General Counsel and Secretary        Paul, Weiss, Rifkind, Wharton & Garrison LLP
                     Nexen Inc.                                      1285 Avenue of the Americas
                635 - 8th Avenue S.W.                               New York, New York 10019-6064
          Calgary, Alberta, Canada T2P 3Z1

                                                 CALCULATION OF REGISTRATION FEE
===============================================================================================================================
                                                              Proposed Maximum     Proposed Maximum
              Title of                    Amount to be         Offering Price     Aggregate Offering          Amount of
    Securities to be Registered         Registered (1)(2)       Per Share (3)          Price (3)          Registration Fee
-------------------------------------------------------------------------------------------------------------------------------
Common Shares, no par value             2,000,000 shares          $ 27.48             $54,960,000            $4,446.27

-------------------------------------------------------------------------------------------------------------------------------

(1) This Registration Statement also applies to rights under the Registrant's Shareholder Rights Plan Agreement, which are attached to and tradable only with the common shares registered hereby. No registration fees are required for such rights as they will be issued for no additional consideration.

(2) This Registration Statement shall, in accordance with Rule 416 under the Securities Act of 1933, as amended, be deemed to cover such additional shares as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3) Calculated in accordance with Rule 457(c) and (h)(1) under the Securities Act as amended, equal to $27.48, the average of the high and low prices reported on the New York Stock Exchange on September 8, 2003, a date within five business days of the filing of this Registration Statement.

                           INCORPORATION BY REFERENCE
                                       OF
             REGISTRATION STATEMENT ON FORM S-8 (FILE NO. 333-13574)
             -------------------------------------------------------

                  We are filing this registration statement for the purpose of registering, in accordance with General Instruction E of Form S-8, an additional 2,000,000 Common Shares, no par value, to be issued under the Registrant's Amended and Restated Stock Option Plan. We incorporate by reference into this registration statement on Form S-8 our previously filed registration statement on Form S-8 (File No. 333-13574, filed on May 31, 2001) in its entirety, including the exhibits to it.


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
               --------------------------------------------------

Item 6.  Indemnification of Directors and Officers

                  Section 124 of the Canada Business Corporations Act provides as follows:

124.     (1)      Indemnification. A corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or another individual who acts or acted at the corporation's request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity.

         (2) Advance of Costs. A corporation may advance moneys to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to in subsection (1). The individual shall repay the moneys if the individual does not fulfil the conditions of subsection (3).

         (3) Limitation. A corporation may not indemnify an individual under subsection (1) unless the individual

                  (a) acted honestly and in good faith with a view to the best interests of the corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the corporation's request; and

                  (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual's conduct was lawful.

         (4) Indemnification in derivative actions. A corporation may with the approval of a court, indemnify an individual referred to in subsection (1), or advance moneys under subsection (2), in respect of an action by or on behalf of the corporation or other entity to procure a judgment in its favour, to which the individual is made a party because of the individual's association with the corporation or other entity as described in subsection (1) against all costs, charges and expenses reasonably incurred by the individual in connection with such action, if the individual fulfills the conditions set out in subsection (3).

         (5) Right to indemnity. Despite subsection (1), an individual referred to in that subsection is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defence of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual's association with the corporation or other entity as described in subsection (1), if the individual seeking indemnity

                  (a) was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done; and

                  (b) fulfills the conditions set out in subsection (3).

         (6) Insurance. A corporation may purchase and maintain insurance for the benefit of an individual referred to in subsection (1) against any liability incurred by the individual

                  (a) in the individual's capacity as a director or officer of the corporation; or

                  (b) in the individual's capacity as a director or officer, or similar capacity, of another entity, if the individual acts or acted in that capacity at the corporation's request.

         (7) Application to court. A corporation, an individual or an entity referred to in subsection (1) may apply to a court for an order approving an indemnity under this section and the court may so order and make any further order that it sees fit.

         (8) Notice to Director. An applicant under subsection (7) shall give the Director notice of the application and the Director is entitled to appear and be heard in person or by counsel.

         (9) Other notice. On an application under subsection (7) the court may order notice to be given to any interested person and the person is entitled to appear and be heard in person or by counsel.



                  Section 7 of the By-laws of the Registrant contains the following provisions with respect to indemnification of the Registrant's directors and officers with respect to certain insurance maintained by the Registrant with respect to its indemnification obligations:

7.01     LIMITATION OF LIABILITY.

         Every director and officer of the Corporation in exercising his powers and discharging his duties shall act honestly and in good faith with a view to the best interests of the Corporation and shall exercise the care, diligence and skill that a reasonable prudent person would exercise in comparable circumstances, including reliance in good faith on:

                  (a) financial statements of the Corporation represented to the director by an officer of the Corporation or in a written report of the auditor of the Corporation fairly to reflect the financial condition of the Corporation; or
                  (b) a report of a person whose profession lends credibility to a statement made by the professional person.

         Subject to the foregoing, no director or officer shall be liable for the acts, receipts, neglects or defaults of any other director, officer or employee, or for joining in any receipt or other act for conformity, or for any loss, damage or expense happening to the Corporation through the insufficiency or deficiency of title to any property acquired for or on behalf of the Corporation, or for the insufficiency or deficiency of any security in or upon which any of the moneys of the Corporation shall be invested, or for any loss or damage arising from the bankruptcy, insolvency or tortious acts of any person with whom any of the moneys, securities or effects of the Corporation shall be deposited, or for any loss occasioned by any error of judgement or oversight on his part, or for any other loss, damage or misfortune which shall happen in the execution of the duties of his office or trust or in relation thereto; provided that nothing herein shall relieve any director or officer from the duty to act in accordance with the Act and the regulations thereunder or from liability for any breach thereof.

7.02     INDEMNITY.

         Subject to the provisions of the Act, the Corporation shall indemnify a director officer, a former director or officer or another individual who acts or acted at the Corporation's request as a director or officer, or an individual acting in a similar capacity of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgement, reasonably incurred by the individual in respect to any civil, criminal, administrative or investigative action or other proceeding in which the individual is involved because of that association with the Corporation or other entity if, exercising the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances: (a) the individual acted honestly and in good faith with a view to the best interests of the Corporation or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the Corporation's request, and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual's conduct was lawful. The Corporation shall also indemnify any such person in such other circumstances as the Act or law permits or requires. Nothing in this by-law shall limit the right of any person entitled to indemnity to claim indemnity apart from the provisions of this by-law to the extent permitted by the Act or law.

7.03     ADVANCE OF COSTS.

         The Corporation may advance moneys to any director, officer or other individual for the costs, charges and expenses of a proceeding referred to in Section 7.02. The individual, however, shall repay the moneys to the Corporation if the individual does not fulfill the conditions set out in subsection 7.02(a) and, as applicable, subsection 7.02(b).

7.04     INSURANCE.

         Subject to the Act, the Corporation may purchase and maintain insurance for the benefit of any person referred to in Section 7.02 against any liability incurred by him in his capacity as a director or officer of the Corporation or of another body corporate where he acts or acted in that capacity at the Corporation's request.


Item 8. Exhibits

EXHIBIT        DESCRIPTION
-------        -----------

4.1 By-Law No. 1 of the Registrant enacted February 15, 2002, being a by-law relating generally to the transaction of the business and affairs of the Registrant (filed as Exhibit 2 to Form 8A/A dated August 20, 2002, filed by the Registrant and incorporated by reference herein)

4.2 Amended and Restated Shareholder Rights Plan Agreement dated May 2, 2002 between the Corporation and CIBC Mellon Trust Company, as Rights Agent, which includes the Form of Rights Certificate as Exhibit A (filed as Exhibit 3 to Form 8-A/A dated August 20, 2002, filed by the Registrant and incorporated by reference herein)

5.1 Opinion of Blake, Cassels & Graydon LLP, counsel to Nexen, Inc., regarding the legality of the securities being registered

23.1           Consent of Blake, Cassels & Graydon LLP, counsel to Nexen Inc.

23.2           Consent of Deloitte & Touche LLP

24.1 Powers of Attorney (included on the signature pages to this registration statement)

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, on September 12, 2003.

                                           NEXEN INC.


                                           By: /s/ John B. Mcwilliams
                                               -------------------------------
                                               John B. McWilliams
                                               Senior Vice President, General
                                               Counsel and Secretary


                  KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John B. McWilliams and Charles
W. Fischer as such person's true and lawful attorneys-in-fact and agents, with full power of substitution and revocation, for such person and in such person's name, place and stead, in any and all capacities (until revoked in writing), to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and things requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated effective September 12, 2003:

                SIGNATURE                                 TITLE
                ---------                                 -----


                   *                      President, Chief Executive Officer and
--------------------------------------    Director (Principal Executive Officer)
           Charles W. Fischer



         /s/ Dennis G. Flanagan           Director
--------------------------------------
           Dennis G. Flanagan

                SIGNATURE                                 TITLE
                ---------                                 -----


         /s/ David A. Hentschel           Director
--------------------------------------
           David A. Hentschel



          /s/ S. Barry Jackson            Director
--------------------------------------
            S. Barry Jackson



          /s/ Kevin J. Jenkins            Director
--------------------------------------
            Kevin J. Jenkins



          /s/ Thomas C. O'neill           Director
--------------------------------------
            Thomas C. O'Neill



         /s/ Francis M. Saville           Director
--------------------------------------
           Francis M. Saville



         /s/ Richard M. Thomson           Director
--------------------------------------
           Richard M. Thomson



           /s/ John M. Willson            Director
--------------------------------------
             John M. Willson



         /s/ Victor J. Zaleschuk          Director
--------------------------------------
           Victor J. Zaleschuk



          /s/ Marvin F. Romanow           Executive Vice President and Chief
--------------------------------------    Financial Officer (Principal Financial
            Marvin F. Romanow             Officer)

                SIGNATURE                                 TITLE
                ---------                                 -----


          /s/ Michael J. Harris           Controller
--------------------------------------    (Controller and Principal Accounting
            Michael J. Harris             Officer)



* executed pursuant to power-of-
  attorney filed previously.


Pursuant to the requirements to Section 6(a) of the Securities Act, the undersigned has signed this Registration Statement solely in the capacity of the duly authorized representative of the Registrant in the United States on September 12, 2003.


                                     NEXEN PETROLEUM U.S.A. INC.



                                     By: /s/ Douglas B. Otten
                                         -------------------------------------
                                         Douglas B. Otten
                                         President and Chairman of the Board

                                  EXHIBIT INDEX
                                  -------------


EXHIBIT        DESCRIPTION
-------        -----------

4.1 By-Law No. 1 of the Registrant enacted February 15, 2002, being a by-law relating generally to the transaction of the business and affairs of the Registrant (filed as Exhibit 2 to Form 8A/A dated August 20, 2002, filed by the Registrant and incorporated by reference herein)

4.2 Amended and Restated Shareholder Rights Plan Agreement dated May 2, 2002 between the Corporation and CIBC Mellon Trust Company, as Rights Agent, which includes the Form of Rights Certificate as Exhibit A (filed as Exhibit 3 to Form 8-A/A dated August 20, 2002, filed by the Registrant and incorporated by reference herein)

5.1 Opinion of Blake, Cassels & Graydon LLP, counsel to Nexen, Inc., regarding the legality of the securities being registered

23.1           Consent of Blake, Cassels & Graydon LLP, counsel to Nexen Inc.

23.2           Consent of Deloitte & Touche LLP

24.1 Powers of Attorney (included on the signature pages to this registration statement)